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                                                                    EXHIBIT 23.4


                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Santa Anita Realty Enterprises, Inc.

and

Santa Anita Operating Company:

We consent to incorporation by reference in the Joint Registration Statement (No. 2-95228) on Form S-8, as amended through Post-Effective Amendment No. 3, the Joint Registration Statement on Form S-8 (No. 33-51843), and the Joint Registration Statement on Form S-8 (No. 33-58995) of Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company of our report dated February 9, 1996, relating to the consolidated balance sheets of H-T Associates and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, partners' capital (deficit) and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 Joint Annual Report on Form 10-K of Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company. Our report dated February 9, 1996, contains an explanatory paragraph that states that the Partnership's primary subsidiary is in technical default on its notes payable at December 31, 1995. As such, those notes may be callable at the lender's discretion. This technical default raises substantial doubt about the Partnership's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                               KPMG Peat Marwick LLP

San Diego, California
March 28, 1996